Exhibit 10.13
FIRST WATCH RESTAURANT GROUP, INC.
2021 EQUITY INCENTIVE PLAN
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between First Watch Restaurant Group, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), effective as of [•] (the “Date of Grant”).
RECITALS

WHEREAS, the Company has adopted the First Watch Restaurant Group, Inc., 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:
1.Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, [●]1 Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement.

2.Vesting and Forfeiture. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)General. One-half (1/2) of the Restricted Stock Units shall vest on the second anniversary of the Date of Grant and the remaining one-half (1/2) of the Restricted Stock Units shall vest on the third anniversary of the Date of Grant (with such amounts rounded down to the nearest whole number for the second anniversary date and rounded up to the nearest whole number for the third anniversary date), subject to the Participant’s continued Service through the vesting date.
(b)Except as set forth in Section 2(c), upon termination of Participant’s Service for any reason or no reason, any then unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration.
(c)Change in Control. Upon the Participant’s termination of Service by the Company without Cause or by the Participant for Good Reason (as defined on Exhibit A), in each case, on or prior to the first anniversary of a Change in Control, a portion of the Restricted Stock Units, if any, that remain unvested as of the date of such termination of Service, representing the lower of (i) the number of Participant’s Restricted Stock Units that remain unvested as of the date of such termination of Service and (ii) [25%] / [37.5%] / [50%] of the Restricted Stock Units (rounded down to the nearest whole number) granted pursuant to this Agreement which
1 NTD: Determined by dividing target award grant value by the closing price of FWRG common stock on the date of grant and rounding down to the nearest whole share.

have not yet become vested as of the date of such termination of Service shall become fully vested upon the date of such termination of Service.2
3.Payment

(a)Settlement. The Company shall deliver to the Participant within sixty (60) days following the vesting date of the Restricted Stock Units, a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2(a) or Section 2(c). No fractional shares of Common Stock shall be delivered and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated. The Company may deliver such shares of Common Stock either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(b)Withholding Requirements. As a condition to receipt of the Restricted Stock Units, to the fullest extent permitted under the Plan and applicable law and until further action by the Committee to elect a different method, withholding taxes and other tax related items shall be satisfied through the sale of only such number of the shares subject to the Restricted Stock Units as are necessary to satisfy tax withholding obligations arising exclusively from the vesting or settlement of the Restricted Stock Units through a broker of the Company’s choosing and the remittance of the cash proceeds to the Company. The Company is authorized and directed by the Participant to make payment(s) from the cash proceeds of this sale directly to the appropriate taxing authorities. The mandatory sale of shares to cover withholding taxes and tax related items is imposed by the Company on the Participant in connection with the receipt of the Restricted Stock Units, and it is intended by the Participant to (i) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, (ii) constitute a sell-to-cover transaction within the meaning of Rule 10b5-1(c)(1)(ii)(D)(3) of the Exchange Act and (iii) be interpreted to meet the requirements of Rule 10b5-1(c) of the Exchange Act. The Participant hereby represents and certifies that the Participant is not aware of any material nonpublic information about the Restricted Stock Units, shares underlying the Restricted Stock Units or the Company, and the Participant is executing this Amendment in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c) of the Exchange Act.
4.Section 280G. In the event that it is determined that any payments or benefits provided under the Plan and this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan, this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise
2 NTD: Include 50% acceleration for CEO and CFO, 37.5% acceleration for Section 16 Officers other than CEO and CFO and 25% acceleration for employees at the level of senior vice president and below.

Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Participant in making such determination, including but not limited to providing the Participant with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 4 shall be made in a manner that results in the greatest economic benefit for the Participant and is consistent with the requirements of Section 409A. Any determination required under this Section 4 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company. The Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 4.
5.Miscellaneous Provisions

(a)Rights of a Shareholder; Dividend Equivalents. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each unvested Restricted Stock Unit at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.

(b)Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan, the First Watch Restaurant Group, Inc. Incentive-Based Compensation Recovery Policy and any similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(d)Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Restricted Stock Units may be adjusted in accordance with Section 4.5 of the Plan.

(e)No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(f)Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(g)Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.
(h)Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.
(i)Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(j)Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.
(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(l)Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.
[Signature page follows.]

    IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT                        FIRST WATCH RESTAURANT GROUP, INC.

_________________________________        By: ______________________________
Date:_____________________________        Date: ____________________________

Exhibit A

“Good Reason” shall mean the occurrence of any of the following events without the consent of the Participant: (i) the Company materially reduces the Participant’s annual base salary or annual bonus opportunity percentage; (ii) a material diminution in the Participant’s responsibilities; or (iii) the Company relocates the Participant’s principal place of employment more than twenty (20) miles from the existing location as of the Date of Grant (unless such relocation results in a reduction in the Participant’s one-way commute). Notwithstanding the foregoing, the events described in clauses (i), (ii) or (iii) shall not constitute Good Reason unless (A) the Participant has given the Company written notice of the Participant’s resignation for Good Reason, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the first occurrence of such event, and (B) the Participant has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.